Exhibit 10.4

DATE:	May 29, 2007
TO:	Dennis R. Hernreich, Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary
FROM:	George T. Porter, Jr., Chairman, Compensation Committee

Dennis:

This confirms your bonus for business year 2006. The results achieved yielded a 107.95% bonus against a target of $575,000 or $620,712.50. Congratulations on a great performance for the 2006 business year.

As to the current year, business year 2007, we are raising your salary to $598,000 effective as of May 1, 2007.

Your targeted base bonus for business year 2007 will be $598,000 and will be performance based. The sole metric will be EBITDA (before extraordinary items). The illustrative table below shows EBITDA and bonus amounts in round numbers. The actual bonus will be calculated from real EBITDA dollar amounts.

The following table illustrates the parameters of the plan:

EBITDA	BONUS %	BONUS $
Less than *	0	0
*	80	478,400
*	85	508,300
*	90	538,200
*	95	568,100
*	100	598,000
*	105	627,900
*	110	657,800
*	115	687,700
*	120	717,600
*	125	747,500
*	130	777,400
*	135	807,300
*	140	837,200
*	145	867,100
*	150	897,000

The bonus is capped at 150% of your target. That is, any EBITDA in excess of $* will still earn the maximum bonus of $897,000.

* [As supported by the Securities and Exchange Commission’s Frequently Asked Questions dated November 23, 2004 (Question 13), as well as Instruction 4 to Item

402(b) of Regulation S-K, the Registrant has excluded information relating to target levels with respect to specific quantitative and qualitative performance – related factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Registrant].

For purposes of this 2007 Bonus Plan, the 2007 EBITDA shall include only those CMRG operations that existed in the 2007 Plan. For example, if the Company acquires another business in 2007 that was not planned for, EBITDA generated from that business shall be excluded for purposes of this 2007 Bonus Plan. As has been our custom, to be eligible for the bonus, you must be actively employed at the end of the fiscal year and at the time of the bonus distribution.

The Company will, during the term of your employment, pay the insurance premium for a $2,000,000 life insurance policy on your behalf with you making the election of the designated beneficiary to the policy.

Section 8(i) of your Employment Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“8.(i) In the event Executive is terminated without justifiable cause (as defined herein) within one (1) year after a Change of Control has occurred, Executive shall receive in full satisfaction of any obligation relating to Executive’s employment or the termination thereof an amount equal to the product of (a) the sum of (I) the Executive’s base monthly salary then in effect plus (II) an amount equal to the average of the last two (2) fiscal years annual performance-based cash bonus plan payout divided by twelve (12), multiplied by (b) 24. The Company must make a lump sum payment of all money due and owing within fifteen (15) days of termination.”

Kindest regards,

/s/ George T. Porter, Jr.
George T. Porter, Jr., Chairman

AGREED TO AND ACCEPTED:

/s/ Dennis R. Hernreich
Dennis R. Hernreich